                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 OWENS CORNING
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                           Notice of Annual Meeting
                                of Stockholders
                              and Proxy Statement

                                    [LOGO]
                                SYSTEM THINKING
                          Makes the Difference/(TM)/

                                DATE AND TIME:
                           Thursday, April 22, 1999
                                    2 p.m.

                                    PLACE:
                       Owens Corning World Headquarters
                           One Owens Corning Parkway
                                 Toledo, Ohio

                                 OWENS CORNING

     Notice of Annual Meeting of Stockholders to be held on April 22, 1999

  The annual meeting of stockholders of OWENS CORNING will be held at Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio, on Thursday, April 22, 1999 at 2:00 o'clock P.M.

  The meeting will be held for the following purposes:

  1. To elect four directors to serve until the 2002 Annual Meeting of Stockholders and until their successors are elected and qualified;

  2. To consider a proposal to approve amended and restated Corporate Incentive Plan Terms Applicable to Certain Executive Officers;

  3. To consider a proposal to approve the action of the Board of Directors in selecting Arthur Andersen LLP as independent public accountants for the year 1999;

  4. To consider a stockholder proposal concerning shareholder rights plan;
     and

  5. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on February 23, 1999 are entitled to vote at the meeting. A list of the stockholders entitled to vote at the meeting will be available at the offices of Owens Corning, Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio, for a period of at least ten days prior to the meeting.

                                          By Order of the Board of Directors,

                                          MAURA J. ABELN
                                          Secretary

Toledo, Ohio
March 17, 1999


  In order to assure the presence of a quorum, PLEASE DATE, SIGN, VOTE AND RETURN PROMPTLY the enclosed proxy if you will be unable to attend the meeting. Return proxies to: Owens Corning, Church Street Station, P.O. Box 1513, New York, New York 10277-1513.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
General Information........................................................   1

Proposal 1. Election of Directors..........................................   1

  Biographies of Nominees and Continuing Directors.........................   2

  Stock Ownership of Management............................................   7

  Section 16(a) Beneficial Ownership Reporting Compliance..................   8

  Committees and Meetings of the Board of Directors........................   8

  Directors' Compensation..................................................   9

  Transactions with Owens Corning..........................................  10

  Compensation Committee Report on Executive Compensation..................  10

  Executive Compensation...................................................  14

  Retirement Benefits......................................................  18

  Employment and Severance Agreements......................................  19

  Performance Graph........................................................  20

Proposal 2. Amendment of Corporate Incentive Plan Terms....................  20

Proposal 3. Selection of Independent Public Accountants....................  23

Proposal 4. Stockholder Proposal...........................................  23

Other Matters..............................................................  25

Exhibit A.................................................................. A-1

                                PROXY STATEMENT

GENERAL INFORMATION

  This proxy statement is furnished by the Board of Directors of Owens Corning in connection with the solicitation of proxies to be used at the 1999 Annual Meeting of Stockholders ("Annual Meeting"), which is scheduled to take place on April 22, 1999 at 2:00 P.M. at Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio. This proxy statement and a proxy are scheduled to be mailed to stockholders commencing on March 17, 1999.

  You can ensure that your shares are voted at the Annual Meeting by completing, signing, dating and returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote. A stockholder who submits a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, submitting another proxy bearing a later date, or notifying the Inspectors of Election in writing of the revocation.

Major Stockholders

  Based on Schedule 13G filings, stockholders holding 5% or more of Owens Corning common stock as of December 31, 1998 were:

                NAME                           ADDRESS             SHARES     %
                ----                           -------          ------------ ----
FMR Corp. and related entities        82 Devonshire St.         7,518,248(1) 13.6
                                      Boston, MA 02109
Franklin Resources, Inc. and related  777 Mariners Island Blvd. 5,105,135(2)  9.2
 entities                             San Mateo, CA 94403
Morgan Stanley Dean Witter & Co. and  1585 Broadway             5,092,379(3)  9.2
 related entities                     New York, NY 10036

--------
(1) Sole dispositive power; sole voting power over 238,748 shares (less than 1%).

(2) Sole voting and dispositive powers; Templeton Growth Fund, Inc. held interest in more than 5% of class.

(3)Shared dispositive power; shared voting power over 4,445,059 shares (8%).

  In addition, as of February 23, 1999 ("Record Date"), Owens Corning employees, including officers, beneficially owned 4,546,577 shares (8.2%) of Owens Corning common stock under Owens Corning's Savings and Profit Sharing Plan (for salaried employees) and Savings and Security Plan (for hourly employees).

PROPOSAL 1. ELECTION OF DIRECTORS

  Owens Corning's Board of Directors currently is composed of thirteen directors, divided into three classes. Directors' terms of office are for three years and expire on a staggered basis at the annual meeting of stockholders.

  The directors whose terms expire at the Annual Meeting are: Curtis H. Barnette, John H. Dasburg, Ann Iverson, W. Walker Lewis and Furman C. Moseley, Jr. Mr. Dasburg, a director since 1996, has decided to retire from the Board at the Annual Meeting. The Board of Directors has nominated each of the remaining individuals for reelection at the Annual Meeting at the recommendation of the Board's Corporate Governance Committee, which consists solely of outside directors. Effective as of the Annual Meeting, the Board of Directors has set the size of the Board at twelve directors.

  Biographies of each nominee for director and each director whose term continues past the Annual Meeting follow this section.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 1.

  Unless a stockholder specifies otherwise, the proxies received in response to this solicitation will be voted in favor of the election of the four nominees for director. Should any of these nominees become unable to accept nomination or election, the proxies will be voted for the other nominees and any substitute nominees, unless the stockholder specifically votes otherwise. The Board of Directors now knows of no reason why any nominee will be unable to serve as a director.

  Directors will be elected by a plurality of the votes cast at the Annual Meeting. Each person elected at the Annual Meeting will serve until the 2002 annual meeting of stockholders and until his or her successor is duly elected and qualified.

  Nominees for Election as Directors--term expiring 2002

[Photo of              Curtis H. Barnette, 64. Chairman and Chief Executive
Curtis H.              Officer of Bethlehem Steel Corporation, steel manufac-
Barnette]              turing, Bethlehem, PA. Director since 1999.

                       A graduate of West Virginia University, Yale Law School and the Advanced Management Program of the Harvard Business School, Mr. Barnette was also a Fulbright Scholar in International Law at the University of Man-chester, England. Mr. Barnette has held his current po-sition at Bethlehem Steel since 1992. Previously, he served that company in various capacities since 1967, including as Senior Vice President and director from 1986 and General Counsel and Secretary from 1977.

                       Mr. Barnette is a director of Bethlehem Steel Corpora-tion and the Metropolitan Life Insurance Company, a trustee of Lehigh University and a member of the Policy Committee of the Business Roundtable and of the Busi-ness Council. He is a director and past Chairman of the American Iron and Steel Institute, the International Iron and Steel Institute, the Pennsylvania Business Roundtable, and the West Virginia University Founda-tion. Mr. Barnette is also a member of the President's Trade Advisory Committee and has served as a member of the Council of the Administrative Conference of the United States and the Coal Commission.

                       Among his past activities, Mr. Barnette served as Pres-ident of the Association of General Counsel, Chairman of the American Society of Corporate Secretaries and a member of the Legal Advisory Committee of the New York Stock Exchange.

[Photo of              Ann Iverson, 55. President and Chief Executive Officer
Ann Iverson]           of International Link, an international consulting
                       firm, Scottsdale, AZ. Director since 1996.

                       Ms. Iverson began her career in retailing and held var-ious buying and executive positions at retail stores in the U.S. through 1989, including Dayton Hudson, US Shoe and Bloomingdales. She then joined British Home Stores as Director of Stores Planning, Design, Construction and Merchandising in 1990; Mothercare as Chief Execu-tive Officer in 1992; Kay-Bee Toy Stores as President and Chief Executive Officer in 1994; and Laura Ashley Holdings plc. as Group Chief Executive in 1995. In 1998, she founded and became President and Chief Execu-tive Officer of International Link.

[Photo of              W. Walker Lewis, 54. Chairman, Devon Value Advisers,
W. Walker Lewis]       financial consulting and investment banking firm,
                       Greenwich, CT and New York, NY. Director since 1993.

                       Previously, Mr. Lewis served as Senior Advisor to SBC Warburg Dillon Read, Senior Advisor to Marakon Associ-ates and Managing Director, Kidder, Peabody & Co., Inc. Prior to April 1994, he was President, Avon U.S. and Executive Vice President, Avon Products, Inc. Prior to March 1992, Mr. Lewis was Chairman of Mercer Management Consulting, Inc., a wholly-owned subsidiary of Marsh & McLennan, which is the successor to Strategic Planning Associates, a management consulting firm he founded in 1972. He is a graduate of Harvard College, where he was President and Publisher of the Harvard Lampoon.

                       Mr. Lewis is a director of Jostens, Inc., American Man-agement Systems, Inc. and Mrs. Fields' Original Cook-ies, Inc. He is also a member of the Council on Foreign Relations, the Washington Institute of Foreign Affairs, and The Harvard Committee on University Resources.

[Photo of              Furman C. Moseley, Jr., 64. Chairman of Sasquatch
Furman C. Moseley]     Books, Inc., publishing, Seattle, WA. Director since
                       1983.

                       Mr. Moseley joined Simpson Paper Company in 1960 and retired in June 1995 as Chairman of that company and President of Simpson Investment Company.

                       Mr. Moseley is a director of Eaton Corporation.

  Incumbent Directors--term expiring 2001

[Photo of              Gaston Caperton, 59. Director of the Institute on Edu-
Gaston Caperton]       cation and Government, Teachers College, Columbia Uni-
                       versity, New York, NY and Chairman of The Caperton
                       Group, a business investment and development company, Shepardstown, WV; former Governor of the State of West
                       Virginia. Director since 1997.

                       A graduate of the University of North Carolina, Mr. Caperton began his career in a small insurance agency, became its principal owner and chief operating officer, and led the firm to become the tenth largest privately owned insurance brokerage firm in the U.S. He also has owned a bank and mortgage banking company. He was elected Governor of West Virginia in 1988 and 1992 and, under his leadership, the state significantly improved its education system, infrastructure and economy. In 1997, Mr. Caperton taught at Harvard University as a fellow at the John F. Kennedy Institute of Politics. He is now teaching at Columbia University, where he serves in his present position. He is also Chairman of The Caperton Group.

                       Mr. Caperton is a director of United Bankshares, Inc. and Energy Corporation of America. He was the 1996 Chair of the Democratic Governors' Association, and served on the National Governors' Association executive committee and as a member of the Intergovernmental Pol-icy Advisory Committee on U.S. Trade. He also was Chairman of the Appalachian Regional Commission, South-ern Regional Education Board, and the Southern Growth Policy Board.

[Photo of              William W. Colville, 64. Retired; former Senior Vice
William W.             President, General Counsel and Secretary of Owens Cor-
Colville]              ning. Director since 1995.

                       A graduate of Yale University and the Columbia Univer-sity Law School, Mr. Colville began his career at Owens Corning in 1984 as Senior Vice President and General Counsel. Prior to joining Owens Corning, he was Presi-dent of the Sohio Processed Minerals Group from 1982 to 1984, and General Counsel of Kennecott Corporation from 1980 to 1982.

                       Mr. Colville is a director of Nordson Corporation.

[Photo of              Landon Hilliard, 59. Partner, Brown Brothers Harriman &
Landon Hilliard]       Co., private bankers, New York, NY. Director since
                       1989.

                       A graduate of the University of Virginia, Mr. Hilliard began his career at Morgan Guaranty Trust Company of New York. He joined Brown Brothers Harriman in 1974 and became a partner in 1979.

                       Mr. Hilliard is a director of Norfolk Southern Corpora-tion and Western World Insurance Company. He is also Chairman of the Board of Trustees of the Provident Loan Society of New York and Secretary of The Economic Club of New York.

 [Photo of Glen        Glen H. Hiner, 64. Chairman of the Board and Chief Ex-
  H. Hiner]            ecutive Officer, Owens Corning. Director since 1992.

                       A graduate of West Virginia University, Mr. Hiner spent 35 years of his professional career at General Electric Company, eventually becoming Senior Vice President and head of GE Plastics. He was elected Chairman and Chief Executive Officer of Owens Corning in January 1992.

                       Mr. Hiner is a director of Dana Corporation and The Prudential Insurance Company of America.

  Incumbent Directors--term expiring 2000

 [Photo of Norman      Norman P. Blake, Jr., 57. Chairman of the Board, Chief
  P. Blake, Jr.]       Executive Officer and President of Promus Hotel Corpo-
                       ration, hotel management and franchising, Memphis, TN.
                       Director since 1992.

                       A graduate of Purdue University, Mr. Blake became Chairman, Chief Executive Officer and President of Promus Hotel Corporation in 1998 after serving as Chairman, Chief Executive Officer and President of USF&G Corporation beginning in 1990. Prior to that, Mr. Blake served as Chairman and Chief Executive Officer of Heller International Corporation of Chicago.

                       Mr. Blake is a director of Promus Hotel Corporation, The St. Paul Companies and Enron Corporation and a mem-ber of the Community Partnership for Education. He is also a member of the Purdue Research Foundation and Purdue University's President's Council and Dean's Ad-visory Council, Krannert Graduate School of Management. He is the recipient of the degree of Doctor of Econom-ics honoris causa from Purdue University, granted jointly by the Krannert Graduate School of Management and School of Liberal Arts.

 [Photo of Leonard     Leonard S. Coleman, Jr., 50. President, The National
  S. Coleman]          League of Professional Baseball Clubs, professional
                       sports, New York, NY. Director since 1996.

                       A graduate of Princeton and Harvard Universities, Mr. Coleman became President of The National League of Pro-fessional Baseball Clubs in 1994 after serving as Exec-utive Director, Market Development of Major League Baseball.

                       Mr. Coleman is a director of H. J. Heinz Company, the Omnicom Group, New Jersey Resources, Avis Rent A Car, Inc. and Cendant Corporation. He also serves as an ad-visory director of the Martin Luther King, Jr. Center for Non-Violent Social Change and director of The Met-ropolitan Opera, The Schumann Fund, The Clark Founda-tion, The Children's Defense Fund, Seton Hall Universi-ty, and The National Urban League.

 [Photo of Jon M.      Jon M. Huntsman, Jr., 38. Vice Chairman of Huntsman
  Huntsman, Jr.]       Corporation, manufacturer of petrochemicals, Salt Lake
                       City, UT, as well as President and CEO of the Huntsman
                       Cancer Institute. Director since 1993.

                       A graduate of the University of Pennsylvania, Mr. Huntsman served as U.S. Ambassador to Singapore from 1992 to 1993. From 1989 through 1993, he held positions as Deputy Assistant Secretary of Commerce in the Inter-national Trade Administration and U.S. Deputy Assistant Secretary of Commerce for East Asian and Pacific Af-fairs.

                       Mr. Huntsman is a director of numerous Huntsman compa-nies. He serves on the Board of Trustees of the Univer-sity of Pennsylvania, where he is Chairman of the Huntsman Program for International Studies and Busi-ness, the Institute for Advanced Study at Princeton, The Asia Society in New York and the National Bureau of Asian Research. Mr. Huntsman also serves on the Inter-national Advisory Council of the Singapore Economic De-velopment Board and as a Branch Director of the San Francisco Federal Reserve Bank. Additionally, he is a founding director of the Pacific Council on Interna-tional Policy and a member of the Council of American Ambassadors, the National Committee on US-China Rela-tions, the Council on Foreign Relations, and the Inter-national Board of the Juvenile Diabetes Foundation. Closer to home, Mr. Huntsman serves on the Board of Governors of the Salt Lake Chamber of Commerce, Na-tional Advisory Board of the University of Utah's School of Business and the Board of Directors of KUED Television, as well as Chairman of the Utah Opera Board, Chairman of KSL Television's Family Now campaign and a director of the Karl Malone Foundation for Kids. He also serves on Intermountain Health Care's Board of Directors and as trustee of its Foundation. His indus-try involvement includes service on the Boards of both the Chemical Manufacturers' Association and the Ameri-can Plastics Council.

 [Photo of W. Ann      W. Ann Reynolds, 61. President of The University of Al-
  Reynolds]            abama at Birmingham, Birmingham, AL. Director since
                       1993.

                       A graduate of Kansas State Teachers College and the University of
                       Iowa, Dr. Reynolds assumed her current position in 1997. Previously, she was Chancellor of City University of New York for seven years and served eight years as Chancellor of the twenty-campus California State Uni-versity system.

                       Dr. Reynolds is a director of Humana, Inc., Abbott Lab-oratories and Maytag Corporation. She is also a member of the American Association for the Advancement of Sci-ence, the American Association of Anatomists, the Amer-ican Board of Medical Specialties, the Society for Gyn-ecological Investigation, and the Perinatal Research Society.

Stock Ownership of Management

  The following table shows information concerning beneficial ownership of Owens Corning common stock on February 23, 1999 by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 14 ("Named Executive Officers"), and by all directors and executive officers as a group. With the exception of the ownership of Mr. Hiner (1%) and all directors and executive officers as a group (2.7%), each ownership shown represents less than 1% of the shares of common stock outstanding. Owens Corning's stock ownership guidelines for directors are to own a minimum of 2,000 shares within five years of becoming a director; stock ownership guidelines for officers range from 85,000 shares for the Chief Executive Officer to 9,000 to 20,000 shares for other executive officers.

                                                      Amount And Nature
                          Name                     Of Beneficial Ownership
                          ----                     -----------------------
      Maura J. Abeln..............................           34,506(1)(2)
      Curtis H. Barnette..........................            1,000
      Norman P. Blake, Jr.........................           17,034(1)(3)
      Gaston Caperton.............................            4,502(1)(3)
      Domenico Cecere.............................           72,733(1)(2)(4)
      Leonard S. Coleman, Jr......................            5,008(1)(3)
      William W. Colville.........................           31,111(1)
      Charles H. Dana.............................          225,550(1)
      John H. Dasburg.............................            7,008(1)(3)
      Landon Hilliard.............................           15,517(1)(3)
      Glen H. Hiner...............................          550,963(1)(2)
      Jon M. Huntsman, Jr.........................           12,525(1)(3)
      Ann Iverson.................................            7,002(1)(3)
      W. Walker Lewis.............................           13,533(1)(3)
      Furman C. Moseley, Jr.......................           44,426(3)
      W. Ann Reynolds.............................           14,755(1)(3)(4)
      J. Thurston Roach...........................           37,903(1)(2)
      All Directors and Executive Officers
       (including Named
       Executive Officers) (25 persons)...........        1,518,317(1)(2)(3)(4)

--------
(1) Includes shares which are not owned but are unissued shares subject to exercise of options, or which will be subject to exercise of options under Owens Corning benefit plans within 60 days after the Record Date, as follows: Ms. Abeln, 17,334; Mr. Blake, 10,000; Mr. Caperton, 4,000; Mr. Cecere, 47,501; Mr. Coleman, 4,000; Mr. Colville, 25,000; Mr. Dana, 174,000; Mr. Dasburg, 6,000; Mr. Hilliard, 10,000; Mr. Hiner, 346,666; Mr.
    Huntsman, 10,000; Ms. Iverson, 6,000; Mr. Lewis, 10,000; Dr. Reynolds, 10,000; Mr. Roach, 22,667; All Directors and Executive Officers (25 persons), 978,623.
(2) Includes shares over which there is sole voting power, but no investment power, as follows: Ms. Abeln, 16,200; Mr. Cecere, 19,780; Mr. Hiner, 146,373; Mr. Roach, 15,236; All Directors and Executive Officers (25 persons), 332,216.
(3) Includes deferred shares over which there is currently no voting or investment power, as follows: Mr. Blake, 2,534; Mr. Caperton, 502; Mr. Coleman, 1,008; Mr. Dasburg, 1,008; Mr. Hilliard, 1,517; Mr. Huntsman, 2,025; Ms. Iverson, 502; Mr. Lewis, 2,533; Mr. Moseley, 5,076; Dr.
    Reynolds, 2,025; All Directors and Executive Officers (25 persons),
    18,730.
(4) Does not include shares of common stock held by family members as to which beneficial interest is disclaimed, as follows: Mr. Cecere, 1,408; Dr. Reynolds, 700; All Directors and Executive Officers (25 persons), 13,151.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations require Owens Corning's directors, and certain officers and greater than ten percent stockholders, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission. Owens Corning undertakes to file such forms on behalf of the reporting directors and officers pursuant to a power of attorney given to certain attorneys-in-fact. Such reporting officers, directors and ten percent stockholders are also required by Securities and Exchange Commission rules to furnish Owens Corning with copies of all Section 16(a) reports they file.

  Based solely on its review of copies of such reports received or written representations from such executive officers, directors and ten percent stockholders, Owens Corning believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during fiscal year 1998, except that the exercise of options to purchase 6,700 shares of Owens Corning common stock by Bradford Oelman, a former executive officer, was reported late due to a clerical error.

Committees and Meetings of the Board of Directors

  The Board of Directors has standing audit, compensation, executive, finance and corporate governance committees. The Corporate Governance Committee also serves as a nominating committee. The Board of Directors held 10 meetings during 1998. All directors attended at least 75% of the meetings of the Board and all committees of the Board of which they were members.

Audit Committee

Norman P. Blake, Jr.,    Responsible for overseeing financial reporting and
Chairman                 internal controls. Recommends independent public
                         accountant to the Board of Directors; reviews significant accounting policies, accruals, reserves and estimates made by management; reviews policies and procedures for assuring accurate and complete quarterly financial reporting, as well as compliance with applicable laws and regulations. The Audit
                         Committee held 5 meetings in 1998.

Leonard S. Coleman, Jr.
Ann Iverson
W.Walker Lewis
W. Ann Reynolds

Compensation Committee

Landon Hilliard,         Reviews Owens Corning's policies concerning
Chairman                 compensation and benefits for officers and directors;
                         approves the salaries and incentive opportunities of all officers of Owens Corning; determines incentive payments for all officers; reviews the compensation of the Chief Executive Officer. (A report by the Compensation Committee follows on page 10.) The
                         Compensation Committee held 5 meetings in 1998.

Norman P. Blake, Jr.
John H. Dasburg
Furman C. Moseley, Jr.
W. Ann Reynolds

Executive Committee

Glen H. Hiner, Chairman  May exercise the powers of the Board of Directors, with certain exceptions, in the intervals between meetings of the Board. The Executive Committee held 1 meeting in 1998.

William W. Colville
Landon Hilliard
Jon M. Huntsman, Jr.
Ann Iverson
Furman C. Moseley, Jr.

Finance Committee

Furman C. Moseley, Jr.,  Responsible for reviewing financial plans, structure
Chairman and policies of Owens Corning, including annual and long-range operating plans and capital structure. Has oversight responsibility for Owens Corning's funded retirement plans. The Finance Committee held 3 meetings in 1998.

Gaston Caperton
William W. Colville
John H. Dasburg
Landon Hilliard
Jon M. Huntsman, Jr.

Corporate Governance Committee

W. Walker Lewis,         Serves as the nominating committee for membership to
Chairman                 the Board of Directors; annually reviews the
                         appropriate skills and characteristics required of Board members; advises the other directors about meeting dates, the agenda and the character of information to be presented at Board meetings;
                         reviews plans and personnel for management continuity and development. The Corporate Governance Committee held 2 meetings in 1998.

Gaston Caperton
Leonard S. Coleman, Jr.
Jon M. Huntsman, Jr.
W. Ann Reynolds

Directors' Compensation

  Retainer and Meeting Fees--In 1998, Owens Corning paid each director who was not an Owens Corning employee an annual retainer of $25,000. Non-employee Committee Chairmen receive an additional retainer of $4,000 each year. In addition, Owens Corning paid non-employee directors a fee of $1,000 for (a) attendance at one or more meetings of the Board of Directors on the same day,
(b) attendance at one or more meetings of each Committee of the Board of Directors on the same day, and (c) for each day's attendance at other functions in which directors were requested to participate.

  A director may elect to defer all or a portion of his or her annual retainer and fees under the Directors' Deferred Compensation Plan, in which case his or her account is credited with the number of shares of common stock that such compensation could have purchased on the date of payment. The account is also credited with the number of shares which dividends on the credited shares could have purchased on dividend payment dates. Payments are made in cash based on the value of the account, which is determined by the then fair market value of Owens Corning common stock, after the individual has ceased to be a director.

  Stock Plan for Directors--Owens Corning maintains a stockholder approved Stock Plan for Directors, applicable to each director who is not an Owens Corning employee. The plan provides for two types of grants to each eligible director: (1) a one-time non-recurring grant of options to each new outside director to acquire 10,000 shares of common stock at a per share exercise price of 100 percent of the value of a share of common stock on the date of grant, and (2) an annual grant of 500 shares of common stock on the fourth Friday in April.

  Initial option grants become exercisable in equal installments over five years from date of grant, subject to acceleration in certain events, and generally expire ten years from date of grant. No grant may be made under the plan after August 20, 2007, and a director may not receive an annual grant of common stock in the same calendar year he or she receives an initial option grant. A director entitled to receive an annual grant may elect to defer receipt of the common stock until he or she leaves the Board of Directors.

  In 1998, Messrs. Blake, Caperton, Coleman, Colville, Dasburg, Hilliard, Huntsman, Lewis, and Moseley, Ms. Iverson and Dr. Reynolds each received (or deferred) an annual 500 share grant valued at $20,344 on the date of grant (based on the closing price of Owens Corning common stock as reported in the New York Stock Exchange Composite Transactions).

  Indemnity Agreements--Owens Corning has entered into an indemnity agreement with each member of the Board of Directors which provides that, if the director becomes involved in a claim (as defined in the agreement) by reason of an indemnifiable event (as defined in the agreement), Owens Corning will indemnify the director to the fullest extent authorized by Owens Corning's by-laws, notwithstanding any subsequent amendment, repeal or modification of the by-laws, against any and all expenses, judgments, fines, penalties and amounts paid in settlement of the claim.

  The indemnity agreement also provides that, in the event of a potential change of control (as defined in the agreement), the director is entitled to require the creation of a trust for his or her benefit, the assets of which would be subject to the claims of Owens Corning's general creditors, and the funding of such trust from time to time in amounts sufficient to satisfy Owens Corning's indemnification obligations reasonably anticipated at the time of the funding request.

  Charitable Award Program--To recognize the interest of Owens Corning and its directors in supporting worthy educational institutions and other charitable organizations, Owens Corning permits each director to nominate up to two organizations to share a contribution of $1 million from the Owens-Corning Foundation, which is funded through contributions from Owens Corning. Contributions to the nominated charitable organizations will be made by the Foundation in ten annual installments after the death of a director. Owens Corning expects to ultimately fund its contributions to the Foundation (as well as insurance premiums) from the proceeds of life insurance policies which it maintains on directors. Directors will receive no financial benefit from this program, since the charitable deduction and insurance proceeds accrue solely to Owens Corning.

Transactions with Owens Corning

  Upon his retirement as an executive officer on December 31, 1994, Owens Corning entered into an agreement with William W. Colville, who subsequently became a director of the company. Such agreement was amended in September 1997 in connection with Mr. Colville's agreement to serve in an interim officer capacity for the company. The amended agreement provides for Mr. Colville's retention as a consultant for a one-year term, annually renewable at the end of each year through 1999 unless mutually agreed by the parties. Under this agreement, Mr. Colville receives a monthly consulting fee of $14,583 (increased to $29,167 during his service as an interim officer (September 15, 1997 through February 28, 1998)), and is also provided office space and related services plus reimbursement of expenses incurred in the performance of services for Owens Corning. When Mr. Colville ceases to be a consultant, his retirement benefit will be recomputed to include five years of service under the agreement as if it were employment by Owens Corning. This will increase his monthly supplemental pension by approximately $1,400 per month.

  Director Jon M. Huntsman, Jr. is Vice Chairman of, and his family owns a majority interest in, Huntsman Corporation. Business units of Owens Corning purchased approximately $5 million of materials from Huntsman companies during 1998.

Compensation Committee Report on Executive Compensation

To the Stockholders of Owens Corning

  The Compensation Committee (the "Committee") reviews Owens Corning's compensation programs to promote the attraction, retention and motivation of a highly qualified leadership team that will accomplish Owens Corning's strategic business goals. The members of the Committee are independent, non-employee directors.

  Philosophy--The Committee's philosophy is to provide a total pay opportunity for all executive officers, including Mr. Hiner, the Chairman and Chief Executive Officer, that is competitive with the external market and rewards individual contribution based on company performance against a predetermined set of goals, both short-term and long-term. This philosophy is intended to align executive interests with those of shareholders and to create shareholder value. Key elements of the executive pay opportunity include base salary, annual incentive and long-term incentive compensation. In determining competitive levels, the Committee analyzes independent survey data from comparator companies in the context of executive performance. Since Owens Corning's market for executive talent extends beyond its own industry, the survey data include companies outside the Dow Jones Building Materials Index referred to in the Performance Graph below.

  Deductibility of Compensation--Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), generally prevents Owens Corning from claiming a tax deduction for compensation in excess of $1 million paid to the Chairman and Chief Executive Officer and to the other four most highly-paid executive officers of the company. This deduction limitation, however, does not apply to performance-based compensation that satisfies certain requirements of the Internal Revenue Code. The Committee has determined that it is in the best interests of the company and its shareholders to structure executive officers' compensation so it will not be subject to the deduction limit to the extent practicable, provided that doing so is consistent with Owens Corning's other corporate objectives. Accordingly, the company is seeking shareholder approval at the Annual Meeting of certain Corporate Incentive Plan Terms (see Proposal 2). In the past, however, the Committee has structured compensatory arrangements that under certain circumstances may be subject to the deduction limit, and may do so in the future.

  Base Salary--For each executive officer, base salaries are targeted between the 25th and 75th percentile of comparator companies' base salaries for comparable positions. Actual salaries for executive officers can deviate from targeted salary levels based on an individual's experience and level of performance in the position.

  The primary factor in determining a salary increase is the individual's performance against pre-established goals. Individual salary increases are also generally based on the officer's contribution to the company; support of Owens Corning's core values of customer satisfaction, individual dignity and shareholder value; competitive practices and the relationship of the officer's current salary to the market value of the job. Individual salary increases are administered within an overall company merit budget and salary band for the individual's position. The time between actual salary increases for the executive officers generally ranges from 10 to 18 months or more.

  For 1998, Mr. Hiner received a base salary of $950,000, which represented an increase of 5.56% over his 1996 salary, the last time his salary was adjusted. The 1998 increase reflected a two-year aggregate increase in the Consumer Price Index (CPI) and was intended to fall within parameters prescribed by
Section 162(m) of the Internal Revenue Code (relating to the $1 million limit on deductible executive compensation).

  Annual Incentive Compensation--Annual incentive payment "targets" for the executive officers are generally set at the 75th percentile of the comparator companies' actual incentive payments. The Corporate Incentive Plan (the "Plan") terms are based upon selected financial criteria (tied to business objectives), as determined by the Committee each year. In 1998, these criteria and weightings were income from operations (50%) and cash flow (50%). Goals were set for each criterion, including thresholds for each measure which identified the minimum level of business performance at which any funding occurs. The goals were approved by the Committee in February 1998 after a review of key business and economic assumptions for the year. Actual business results against the criteria determined amounts available for payments. For 1998, funding at the minimum threshold would have produced a payout of 0% of the maximum. At maximum, funding cannot exceed 100% of aggregate participating salaries. Any unused amount may be applied to a reserve fund and be available for awards in future years.

  Each executive officer's participation in the Plan is based upon his/her job level, with each officer eligible to earn a percentage of base salary. Maximum annual incentive opportunities for executive officers other than Mr. Hiner range from 90% to 110% of base salary. For executive officers other than Mr. Hiner, the Committee can award from 0% to a maximum of 140% of the Plan's funded amount applicable to the officer. These adjustments are based on the individual's contributions to Owens Corning's financial and operating results as well as support of Owens Corning's core values. The annual incentive opportunity for Mr. Hiner for 1998 was a maximum of 200% of base salary, with the Committee able to award a lesser amount based on its assessment of his performance. Total payments to all participants cannot exceed 100% of participating salaries under the Plan.

  For 1998 the Committee also established a special incentive opportunity under the Plan for those individuals most directly able to influence Owens Corning's ability to exceed each of its established goals (including the Named Executive Officers referenced below). With 1998 being a critical year for the company and its shareholders, it was the Committee's intent to create a special incentive opportunity that would enable the company to exceed its business plan for the year. This plan's terms consisted of funding based on income from operations ("IFO"), with payment contingent on the company surpassing the IFO target set forth in the 1998 Corporate Incentive Plan. The specific IFO goals were approved by the Committee in February 1998. In recognition of exceptional services during 1998 in connection with the negotiation and implementation of Owens Corning's National Settlement Program for asbestos claims, the Committee also approved a special one-time award for two Named Executive Officers.

  Mr. Hiner's total annual incentive compensation award for 1998 amounts to $1,900,000. By contrast, Mr. Hiner's annual incentive compensation award for 1997 was $325,000. In determining Mr. Hiner's incentive compensation award for 1998, the Committee focused upon Owens Corning's performance in the two measurement areas described above (cash flow and income from operations), and the incentive award generated for Mr. Hiner by that performance. The Corporate Incentive Plan applicable to Internal Revenue Code Section 162(m) covered employees (which, for 1998, included Mr. Hiner and the other Named Executive Officers identified below) was approved by shareholders in 1996 and is again being submitted to shareholders for approval at the Annual Meeting.

  Long-Term Incentive Compensation--The company's philosophy regarding the long-term rewards to its executives is to establish a strong link between executive compensation and pre-determined business goals which, in turn, creates shareholder value and aligns executive interests with those of stockholders. Long-term incentives currently consist of awards of Stock Options and Restricted Stock provided under Owens Corning's Stock Performance Incentive Plan ("SPIP") approved by shareholders in 1992 and amended and approved again by shareholders in 1996, as well as restricted stock with attendant performance criteria ("Performance Restricted Shares") or cash equivalents provided under the Long-Term Performance Incentive Plan ("LTPIP"), the terms of which are set forth as a component of the SPIP. The portion of the LTPIP applicable to Internal Revenue Code Section 162(m) covered employees was approved by shareholders in 1996. Owens Corning's objective is to provide awards that result in values approximating the median of the total long-term incentives provided by the comparator companies. The executive officers including Mr. Hiner participate in the LTPIP and SPIP.

  We believe that Stock Options encourage executive officers to relate their long-term economic interests to other shareholders. The 1998 Stock Options were granted with exercise prices equal to the fair market value of common stock at the date of grant. They vest ratably over three years and have an exercise period of ten years from date of grant.

  Restricted Stock is used to provide continuing incentives to increase value to our shareholders and to retain certain executive officers. The 1998 grants of Restricted Stock to executive officers vest one-third each in the fourth, fifth and sixth years after date of grant.

  The LTPIP has provided incentive compensation opportunities which are directly tied to the achievement of the company's performance goals over a period of three years, thereby strengthening the process of creating value for shareholders. Under the LTPIP terms in effect for 1998, the executive officers, including Mr. Hiner, have the opportunity to earn cash equal to the market value on the date of payment of a specified number of shares of company stock ("Phantom Performance Shares"), contingent upon the degree to which performance goals for the performance period are met. The Committee intends to modify, change or terminate the LTPIP to the extent deemed necessary or advisable to enable the company to attract and retain key executive officers while ensuring that their compensation is appropriately tied to shareholder value.

  For the performance period beginning January 1, 1998 and ending December 31, 2000, the LTPIP performance measures are return on net assets, and earnings per share growth. The two performance measures are weighted equally. The historical performance of comparator companies and the companies which constitute the Standard & Poor's 400 served as benchmarks in establishing these performance goals.

  The size of each executive officer's equity-based award granted in 1998 was based on the individual's responsibility level as well as competitive practice within the industry and nationally, and was targeted to be at the median of long-term incentive values granted by other comparable companies. In addition, each executive officer's past Stock Option, Restricted Stock and Phantom Performance Share grants were considered as well as the Committee's assessment of each executive's individual contributions. In 1998, Mr. Hiner was awarded 90,000 Stock Options, 8,500 shares of Restricted Stock and 17,000 Phantom Performance Shares.

Respectfully submitted,
 Compensation Committee

  Landon Hilliard, Chairman
  Norman P. Blake, Jr.
  John H. Dasburg
  Furman C. Moseley, Jr.
  W. Ann Reynolds

  Compensation Committee Interlocks and Insider Participation--The Compensation Committee presently consists of Landon Hilliard (Chairman), Norman P. Blake, Jr., John H. Dasburg, Furman C. Moseley, Jr. and W. Ann Reynolds. No other persons have served on the Compensation Committee since the beginning of 1998.

Executive Compensation

  The following tables provide information on compensation and stock-based awards received by Owens Corning's Chief Executive Officer and the four other highest paid individuals who were serving as executive officers of the company at the end of 1998. These five individuals are referred to in this Proxy Statement as the "Named Executive Officers".

                          Summary Compensation Table

  The following table contains information about compensation paid, and certain awards made, by Owens Corning to the Named Executive Officers for the three-year period ended December 31, 1998.

                                                                      Long Term Compensation
                                                                   -----------------------------
                      Annual Compensation                                 Awards         Payouts
 ----------------------------------------------------------------  --------------------- -------
                                                                   Restricted Securities
                                                     Other Annual    Stock    Underlying  LTIP    All Other
         Name and               Salary    Bonus      Compensation   Award(s)   Options/  Payouts Compensation
    Principal Position     Year   ($)      ($)          ($)(1)       ($)(2)   SARs(#)(3)   ($)       ($)
 ------------------------  ---- ------- ---------    ------------  ---------- ---------- ------- ------------
 Glen H. Hiner...........  1998 950,000 1,900,000      138,360(7)   241,719     90,000   337,695     37,898(9)(10)
  Chairman and Chief       1997 900,000   325,000      106,744(7)   380,375     45,000               47,599(9)(10)
  Executive Officer        1996 900,000   900,000      117,954(7)   376,125     45,000               52,127(9)(10)

 Maura J. Abeln(4).......  1998 356,250 1,250,000(6)   149,771(8)   133,656     52,000                5,333(9)
  Senior Vice President,
  General Counsel and
  Secretary

 Domenico Cecere(5)......  1998 332,917 1,020,000(6)                 56,875     34,000    54,031      4,885(10)
  Senior Vice President    1997 241,667    70,000                    67,125     10,000                  230(10)
  and President, North     1996 225,000   155,000                    53,700      7,500                5,250(10)
  America Building
  Materials Systems
  Business

 J. Thurston Roach
 (4)(5)..................  1998 371,875   795,000(6)                 84,375     68,000                3,741(10)
  Senior Vice President
  and Chief Financial
  Officer

 Charles H. Dana(5)......  1998 362,917   680,000                    56,875     30,000    89,152  2,313,283(10)(11)
  Former Executive         1997 340,000    74,000                    89,500     15,000                5,600(10)
  Vice President           1996 326,667   220,000                    88,500     15,000                5,250(10)

-------
(1) "Other Annual Compensation" includes perquisites and personal benefits, where such perquisites and personal benefits exceed the lesser of $50,000 or 10% of the Named Executive Officer's annual salary and bonus for the year, as well as certain other items of compensation. For 1998, none of the Named Executive Officers received perquisites and/or personal benefits in excess of the applicable threshold.
(2) Reflects awards of restricted stock under the Owens Corning Stock Performance Incentive Plan. The value of the restricted stock awards shown in the table was calculated by multiplying the number of shares awarded by the closing price of Owens Corning common stock on the date of award (as reported in the New York Stock Exchange Composite Transactions). The award to Ms. Abeln consists of 4,700 shares, of which 1,500 vested on December
    31, 1998; 1,500 will vest on December 31, 1999; and the remainder will vest in 3 equal annual installments beginning February 13, 2001. The awards to Mr. Dana, consisting of 2,000 shares in each year, vested upon his retirement on December 31, 1998.
    At the end of 1998, Mr. Hiner held a total of 79,317 shares of restricted stock valued at $2,810,796; Ms. Abeln held a total of 3,200 shares of restricted stock valued at $113,400; Mr. Cecere held a total of 5,900 shares of restricted stock valued at $209,081; Mr. Roach held a total of 3,000 shares of restricted stock valued at $106,313; and Mr. Dana held no shares of restricted stock (restrictions on

     12,700 shares of restricted stock held by Mr. Dana, valued at $450,056, lapsed on December 31, 1998 due to Mr. Dana's retirement). The value of these aggregate restricted stock holdings was calculated by multiplying the number of shares held by the closing price of Owens Corning common stock on December 31, 1998 ($35.4375 per share, as reported in the New York Stock Exchange Composite Transactions). Dividends are paid by Owens Corning on restricted stock held by the Named Executive Officers.
 (3) Represents shares of Owens Corning common stock underlying options granted under the Stock Performance Incentive Plan in 1996 through 1998. One-third of each stock option award becomes exercisable in each of the first through the third years following the grant. In most cases, vesting accelerates in the event of death, disability, retirement, involuntary termination due to job elimination, Change of Control (as defined in the amended Stock Performance Incentive Plan), and in certain other events at the discretion of the Compensation Committee. No stock appreciation rights (SARs) were granted in 1996 through 1998.
 (4) Ms. Abeln and Mr. Roach joined Owens Corning in February 1998.
 (5) Prior to January 1999, Mr. Cecere served as Senior Vice President and Chief Financial Officer and Mr. Roach served as Senior Vice President and President, North America Building Materials Systems Business. Mr. Dana retired as Executive Vice President at the end of 1998.
 (6) Ms. Abeln received a sign-on bonus of $100,000 and a 1998 incentive bonus of $750,000; Mr. Roach received a sign-on bonus of $100,000 and a 1998 incentive bonus of $695,000. In connection with their initial employment with Owens Corning, Ms. Abeln and Mr. Roach were guaranteed minimum incentive payments of $300,000 and $400,000, respectively, for each of the years 1998 and 1999. In addition, Ms. Abeln and Mr. Cecere received special awards of $400,000 each in recognition of their exceptional services during 1998 in connection with the negotiation and implementation of Owens Corning's National Settlement Program for asbestos claims.
 (7) Mr. Hiner's numbers reflect contractually required tax payments on income from his Pension Preservation Trust account. The Pension Preservation Trust is described on page 19.
 (8) Ms. Abeln received $112,213 as payment of certain taxes on her sign-on bonus and $37,558 as supplemental reimbursement of relocation expenses.
 (9) Of Mr. Hiner's numbers, $32,714, $42,349, and $46,877 were the present values (based upon the Applicable Federal Rate from date of payment to earliest date of repayment to Owens Corning) of split-dollar life insurance premiums paid by Owens Corning which were invested on his behalf in 1998, 1997 and 1996, respectively. Mr. Hiner reimburses Owens Corning for the portion of the premium which represents term life cost. Of Ms. Abeln's number, $5,333 was the present value of split-dollar life insurance premiums paid by Owens Corning in 1998. Ms. Abeln also reimburses Owens Corning for the portion of the premium representing term life cost.
(10) Messrs. Hiner, Cecere, Roach and Dana had $5,184, $4,885, $3,741 and $5,600, respectively, of contributions made to their accounts by Owens Corning in the company's Savings and Profit Sharing Plan in 1998; contributions of $5,250, $230, $0 and $5,600 in 1997; and contributions of $5,250, $5,250, $0 and $5,250 in 1996.
(11) Amount includes the following items payable to Mr. Dana in connection with his retirement: two years' base salary and average incentive ($1,149,333); an additional year of base salary plus target incentive ($565,750); a pension supplement ($550,000); accrued vacation pay ($35,100); and financial planning reimbursement ($7,500). Owens Corning's arrangements with Mr. Dana are also described below under "Employment and Severance Agreements".

                              Option Grant Table

  The following table contains information about stock options granted in 1998 to the Named Executive Officers. No stock appreciation rights (SARs) were granted in 1998.

                           Option/SAR Grants in 1998

                                                                     Potential Realizable
                                                                           Value at
                                                                    Assumed Annual Rates of
                                                                             Stock
                                                                    Price Appreciation for
                         Individual Grants                              Option Term(3)
 ----------------------------------------------------------------- -------------------------
                                     Percent
                                       of
                                      Total
                         Number of  Options/
                         Securities   SARs
                         Underlying  Granted
                          Options/     to     Exercise
                            SARs    Employees  or Base
                          Granted   in Fiscal   Price   Expiration
          Name              (#)       Year    ($/Sh)(1)  Date(2)     5% ($)       10% ($)
          ----           ---------- --------- --------- ---------- ----------- -------------
Glen H. Hiner...........   90,000     5.15%    28.4375  Feb. 2008    1,612,406     4,069,406
Maura J. Abeln..........   52,000     2.98%    28.4375  Feb. 2008      931,613     2,351,213
Domenico Cecere.........   34,000     1.95%    28.4375  Feb. 2008      609,131     1,537,331
J. Thurston Roach.......   68,000     3.89%    28.125   Feb. 2008    1,204,875     3,040,875
Charles H. Dana.........   30,000     1.72%    28.4375  Jan. 2005      537,469     1,356,469
All Stockholders........    N/A        N/A       N/A       N/A     962,046,883 2,428,023,086

--------
(1) The exercise price (the price that the Named Executive Officer must pay to purchase each share of Owens Corning common stock that is subject to option) is equal to the fair market value of the stock on the date of grant of the option. All options shown were granted on February 12, 1998, except those granted to Mr. Roach, which were granted on February 16, 1998.
(2) Options become exercisable ratably over three years from the grant date, and expire 10 years from grant. In most cases, vesting accelerates in the event of death, disability, retirement, involuntary termination due to job elimination, Change of Control (as defined in the amended Stock Performance Incentive Plan), and in certain other events at the discretion of the Compensation Committee. The expiration date for Mr. Dana's grant reflects the effect of his retirement at the end of 1998.
(3) The potential realizable value shown for the Named Executive Officers is net of the option exercise price; the value for "All Stockholders" is calculated based on an assumed 10 year option term commencing February 12, 1998, and is net of the common stock closing price and actual shares outstanding on that date. The dollar gains under these columns result from calculations assuming 5% and 10% growth rates in stock price as prescribed by the Securities and Exchange Commission, and are not intended to forecast future price appreciation of Owens Corning common stock. The gains reflect a future value based upon growth at these prescribed rates. It is important to note that options have value to the Named Executive Officers and to other option recipients only if the stock price increases beyond the grant date price shown in the Table during the effective option period.

                 Option/SAR Exercises and Year-End Value Table

  The following table contains information about the options for Owens Corning common stock that were exercised in 1998 by the Named Executive Officers, and the aggregate values of these officers' unexercised options at the end of 1998. None of the Named Executive Officers held stock appreciation rights
(SARs) at December 31, 1998.

    Aggregated Option/SAR Exercises in 1998, and 12/31/98 Option/SAR Values

                                                         Number of
                                                        Securities
                                                        Underlying    Value of Unexercised
                                                        Unexercised       In-the-Money
                                                      Options/SARs at   Options/SARs at
                                                       12/31/98 (#)     12/31/98 ($)(1)
                                                      --------------- --------------------
                         Shares Acquired    Value      Exercisable/       Exercisable/
          Name           on Exercise (#) Realized ($)  Unexercisable     Unexercisable
          ----           --------------- ------------ --------------- --------------------
Glen H. Hiner...........      --0--         --0--     286,666/135,000  1,196,892/630,000
Maura J. Abeln..........      --0--         --0--           0/52,000           0/364,000
Domenico Cecere.........      --0--         --0--      30,334/43,166      33,125/238,000
J. Thurston Roach.......      --0--         --0--           0/68,000           0/497,250
Charles H. Dana.........      --0--         --0--     174,000/0          803,875/0

--------
(1) The value of unexercised in-the-money options was calculated by multiplying the number of underlying shares by the difference between the closing price of Owens Corning common stock on December 31, 1998 ($35.4375 per share, as reported in the New York Stock Exchange Composite Transactions) and the corresponding option exercise price.

             Long-Term Incentive Plans--Awards in Last Fiscal Year

  The following table sets forth the awards made to each of the Named Executive Officers in 1998 under the Owens Corning Long-Term Performance Incentive Plan, which is a component of the company's Stock Performance Incentive Plan.

              Long-Term Performance Incentive Plan-Awards in 1998

                                            Performance Estimated Future Payouts
                                Number of    or Other       Under Non-Stock
                                 Shares,      Period       Price-Based Plans
                                 Units or      Until    ------------------------
                               Other Rights Maturation  Threshold Target Maximum
             Name                 (#)(1)     or Payout     (#)     (#)     (#)
             ----              ------------ ----------- --------- ------ -------
Glen H. Hiner.................    17,000      3 Years     8,500   17,000 25,500
Maura J. Abeln................     3,500      3 Years     1,750    3,500  5,250
Domenico Cecere...............     4,000      3 Years     2,000    4,000  6,000
J. Thurston Roach.............     6,000      3 Years     3,000    6,000  9,000
Charles H. Dana...............     4,000      3 Years       666    1,333  2,000

--------
(1) Each award shown represents the opportunity to earn the cash value of the number of shares of Owens Corning common stock shown in the "maximum" column of the table if certain "maximum" performance goals established by the Compensation Committee at the beginning of the performance period are attained or exceeded during the performance period. In the event these "maximum" performance goals are not attained, then the Named Executive Officers may earn the cash value of the number of shares shown in the "target" column if certain lower, "target" levels of performance are attained, or the cash value of the number of shares shown in the "threshold" column if certain lower, "threshold" levels of performance are attained. Participants will earn the cash value of intermediate numbers of shares for performance between the maximum and target levels, or between the target and threshold levels. The aggregate performance goal that applies to each award is based one-half on average return on net assets ("RONA") and one-half on average annual earning per share ("EPS") growth. Payments will be made after the close of the performance period, when the Committee determines the extent to which the performance goals have been attained, and will be based on the market value of Owens Corning common stock at that time. The performance period ends on December 31, 2000. If employment terminates during the performance period by death or disability, a prorated award will be paid after the performance period, based on the level of performance attained. If employment terminates during the performance period by reason of retirement, the Compensation Committee may, in its discretion, approve a prorated award as described in the previous sentence. The estimated future payouts shown for Mr. Dana reflect the effect of his retirement at the end of 1998. If a Change of Control (as defined in the amended Stock Performance Incentive
   Plan) occurs during the performance period, the maximum award may be paid.

Retirement Benefits

  Owens Corning maintains a tax-qualified Cash Balance Plan covering certain of its salaried and hourly employees in the United States, including each of the Named Executive Officers, in lieu of the qualified Salaried Employees' Retirement Plan maintained prior to 1996 ("Prior Plan"), which provided retirement benefits primarily on the basis of age at retirement, years of service and average earnings from the highest three consecutive years of service. In addition, Owens Corning has a non-qualified Executive Supplemental Benefit Plan ("ESBP") to pay eligible employees the difference between the maximum benefits payable under the company's tax-qualified retirement plan and those benefits which would have been payable except for limitations imposed by the Internal Revenue Code. Messrs. Hiner, Cecere and Dana were eligible to receive benefits under both the Cash Balance Plan and the ESBP as of December 31, 1998.

  Cash Balance Plan--Under the Cash Balance Plan, each covered employee's earned retirement benefit under the Prior Plan (including the ESBP) was converted to an opening cash balance. Each year, Owens Corning credits to each covered employee's account 2% of such employee's covered pay up to 50% of the Social Security Taxable Wage Base and 4% of covered pay in excess of such wage base. For this purpose, covered pay includes base pay, overtime pay, other wage premium pay and annual incentive bonuses payable during the year. Cash Balance Plan accounts earn monthly interest based on the average interest rate for five-year U.S. treasury securities. Employees may receive their account balance as a lump sum or as a monthly payment when they leave the company.

  For employees who were at least age 40 with 10 years of service as of December 31, 1995 ("Grandfathered Employees"), including Mr. Dana, the credit percentages applied to covered pay are increased pursuant to a formula based on age and years of service on such date. In addition, Grandfathered Employees are guaranteed that, through the year 2000, they will earn at least as much under the Cash Balance Plan as they would have earned under the Prior Plan (in each case including the ESBP).

  The estimated annual annuity amounts payable under the Cash Balance Plan (including the ESBP) to the Named Executive Officers at age 65 (or, in the case of Mr. Dana, upon his retirement at the end of 1998) are: Mr. Hiner, $99,957; Ms. Abeln, $98,235; Mr. Cecere, $56,796; Mr. Roach, $17,903; and Mr.
Dana, $305,235. Except for Mr. Dana, these amounts assume continued employment and current levels of covered pay through age 65, and are based on estimated interest rates.

  Supplemental Executive Retirement Plan--Owens Corning maintains a Supplemental Executive Retirement Plan ("SERP") covering certain executive officers, including Ms. Abeln, who join the company in mid-career. The SERP provides for a lump sum payment following termination of employment equal to a multiple of the covered employee's Cash Balance Plan balance minus an offset equal to the present value of retirement benefits attributible to prior employment. The applicable multiplier for each covered employee ranges from 0 to 4 (determined by the covered employee's age when first employed by Owens Corning) and is 1.7 in the case of Ms. Abeln. The estimated annual annuity amount payable to Ms. Abeln to satisfy the lump sum obligation under this plan at age 65, under the assumptions described in the preceding paragraph, is $166,709, less the annualized offset (not yet calculable by the company) due to her prior employment.

  Other Arrangements--Mr. Hiner's Employment Agreement calls for him to receive a pension which will, together with amounts payable under his prior employer's pension plan, any qualified defined benefit plan maintained by Owens Corning, and Social Security, total 60% of his "average annual compensation" (the pension he would have obtained had he remained with his prior employer until retirement). His "average annual compensation" is one third of his highest 36 months of compensation from Owens Corning or his prior employer.

  Owens Corning has agreed to provide Mr. Cecere a supplemental pension providing a benefit, under the pension plan formula in existence on his employment date, determined as if he had earned two additional years of credited service for each year employed until age 55. Mr. Cecere is now 49.

  In 1992, Owens Corning established a Pension Preservation Trust for amounts payable under the ESBP as well as under the individual pension arrangements described above. The Compensation Committee determines (except with respect to Mr. Hiner, where payments are contractually determined) any amounts to be paid with respect to the Pension Preservation Trust, which are a portion of benefits earned under the ESBP and the pension agreements described above. During 1998, no payments were made to the Trust on behalf of any of the Named Executive Officers. Income from the Trust is distributed annually to participants, which reduces the pension otherwise payable at retirement.

Employment and Severance Agreements

  Mr. Hiner is employed under an agreement which has a renewing term of three years, ending when he reaches age 65. Under his employment agreement, Mr. Hiner would receive a lump sum termination payment equal to 330% of his base salary if he were to be terminated by Owens Corning without "cause," or if he should terminate his employment for "good reason," as defined by the terms of the agreement. Under his agreement, Mr. Hiner received an initial annual salary of $700,000, with an annual review. Any higher salary approved may not be decreased in a later year. Mr. Hiner is also to receive a contractual bonus of up to 130% of base pay based upon mutually agreed entry, target and maximum company performance objectives. For 1998, these performance objectives were the same as those applicable to Owens Corning's other executive officers under the company's Corporate Incentive Plan. Owens Corning and Mr. Hiner have renewed the agreement, effective July 31, 1999, through the date of the company's Annual Meeting of Stockholders in 2002.

  Owens Corning also has entered into severance arrangements with each of the other Named Executive Officers. These agreements provide for the payment of an amount equal to two times base salary plus annual incentive bonuses (based on an average of the three previous years' annual incentive payments or the average of the three previous years' annual incentive targets, whichever is greater) plus continuation of insurance benefits for a period of two years (three years in the case of Mr. Dana), and, in the case of Messrs. Cecere and Dana, a payment equal to the additional lump sum pension benefit that would have accrued had such individuals been three years older, with three additional years of service, at the time of employment termination. Pursuant to his release and separation agreement, Mr. Dana will also receive an additional year of base pay and target incentive award, reimbursement of accrued vacation, and financial planning for 1999. The base salaries as of December 31, 1998 of these Named Executive Officers are as follows: Ms. Abeln $450,000, Mr. Cecere $450,000, Mr. Roach $425,000, and Mr. Dana $365,000.

Performance Graph

  The Securities and Exchange Commission requires that the total return on Owens Corning's common stock be compared with the S&P 500 Stock Index and a peer group, which is illustrated in the following graph. The stock price performance shown on the graph is not necessarily indicative of future stock price performance.

                             [GRAPH APPEARS HERE]

                            CUMULATIVE TOTAL RETURN
         Based upon an initial investment of $100 on December 31, 1993 with dividends reinvested
---------------------------------------------------------------------------
                        Dec-93   Dec-94   Dec-95   Dec-96   Dec-97   Dec-98
---------------------------------------------------------------------------
Owens Corning            $100     $ 72     $101     $ 96     $ 78     $ 81
---------------------------------------------------------------------------
S & P 500(R)             $100     $101     $139     $171     $229     $294
---------------------------------------------------------------------------
Dow Jones Building
Materials Index          $100     $ 80     $109     $131     $160     $184
---------------------------------------------------------------------------

PROPOSAL 2. APPROVAL OF AMENDED AND RESTATED CORPORATE INCENTIVE PLAN TERMS APPLICABLE TO CERTAIN EXECUTIVE OFFICERS

  Under Section 162(m) of the Internal Revenue Code, the amount which Owens Corning may deduct on its tax returns for compensation paid to certain "covered employees" (typically the chief executive officer and the next four highest paid executive officers) in any taxable year is generally limited to $1 million per individual. However, compensation that qualifies as "performance-based compensation" is not subject to the $1 million deduction limit. In order for compensation to qualify as "performance-based" for this purpose, it must meet certain conditions, one of which is that the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by stockholders.

  Corporate Incentive Plan terms applicable to certain executive officers were submitted to, and approved by, Owens Corning stockholders at its 1996 annual meeting ("Prior Terms"). In order to provide additional flexibility in structuring its incentive programs for executive officers that may be subject to Section 162(m) of the Internal Revenue Code while maximizing Owens Corning's tax advantages, Owens Corning has amended and restated the Corporate Incentive Plan Terms applicable to such executive officers to broaden the criteria upon which performance goals may be based and to increase the limit on the maximum awards that may be paid under the plan. The Amended and Restated Corporate Incentive Plan Terms that are set forth in Exhibit A to this Proxy Statement ("CIP Terms") are being submitted to stockholders for approval so that any compensation paid pursuant to those terms will qualify as "performance-based" and will be deductible by Owens Corning. The description of the CIP Terms that follows is subject to and qualified by reference to the complete text of the CIP Terms set forth in Exhibit A.

  Payment of any awards pursuant to the CIP Terms is contingent on stockholder approval of this Proposal 2. Such stockholder approval is being sought to preserve the tax deductible status of the compensation income realized in connection with awards under the Corporate Incentive Plan. If the CIP Terms are not approved by stockholders, the Prior Terms will remain in effect.

  The persons who are eligible to be selected to participate in the CIP Terms are executive officers of Owens Corning, including members of the Board of Directors who are executive officers, whose annual compensation may not be deductible by Owens Corning in whole or in part unless such compensation qualifies as "performance-based" under Section 162(m)(4)(C) of the Internal Revenue Code. Under the CIP Terms, the Compensation Committee of the Board of Directors ("Committee") selects participants and determines the amount of their award opportunities. At the present time, 5 executive officers are eligible to participate. However, approximately 1,100 other officers and employees of Owens Corning are eligible to participate in similar annual incentive plans under terms that are generally less restrictive than the CIP Terms.

  Under the CIP Terms, participants are awarded the opportunity to receive specified payments after the close of each taxable year if specified performance objectives established by the Committee are attained during the year and if there is no interruption of the participant's employment during that year. Unless the Committee provides otherwise, all payments pursuant to the CIP Terms are to be made in cash after the Committee certifies that the performance goals for the year have been satisfied. However, the Committee may provide for all or part of the payments to be deferred and/or paid in the form of shares of Owens Corning common stock.

  No later than 90 days after the commencement of each year beginning on or after January 1, 1999 (or by such other deadline as may apply under Section 162(m)(4)(C) of the Internal Revenue Code or the Treasury regulations thereunder), the Committee will select the persons who will participate in the CIP Terms in such year and establish in writing the performance goals for that year as well as the method for computing the amount of compensation that each participant will be paid if the performance goals are attained in whole or in part. Such method will be stated in terms of an objective formula or standard that precludes discretion to increase the amount that will be due upon attainment of the goals. Participants pay no cash consideration for awards under the CIP Terms, except par value of any shares of common stock awarded.

  The CIP Terms apply to the year commencing January 1, 1999 and they will continue to apply to subsequent years unless and until terminated by the Committee in accordance with the provisions of the CIP Terms. An eligible employee may (but need not) be selected to participate each year.

  The dollar amount that may be paid to any participant under the CIP Terms for any year cannot exceed $4 million. Under the Prior Terms, the maximum was the smaller of 200% of the participant's annual rate of salary or $1.9 million.

  Under the CIP Terms, the performance goals for any year may be based on any of the following criteria, either alone or in any combination, and on either a consolidated, business unit or individual level, as the Committee may determine: sales, net asset turnover, earnings per share, cash flow, cash flow from operations, operating profit, net operating profit, net income, income from operations, operating margin, net income margin, return on net assets, return on total assets, return on common equity, return on total capital, shareholder value added, total shareholder return, common stock price appreciation, total shareholder return relative to a defined marketplace, receivables growth, debt to equity ratios, earnings to fixed charges ratios, introduction of new products and/or services, or developing and/or implementing action plans or strategies. The foregoing terms shall have any reasonable definitions that the Committee may specify at the time such criteria are adopted, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuance of convertible debt securities); expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of asbestos activities and settlements. Any of the foregoing criteria may apply to a participant's award opportunity for any year in its entirety or to any designated portion of the award opportunity, as the Committee may specify. Extraordinary items, such as capital gains and losses, which affect any performance criterion applicable to the award and which are required to be taken into account for purposes of Owens Corning's financial statements under generally accepted accounting principles, will be either excluded or included in determining the extent to which the corresponding performance goal has been achieved so that the integrity and intent of the performance goal are maintained.

  The performance goals that were established by the Committee for 1999 are based on income from operations and shareholder value added.

  Awards may be paid under the CIP Terms for any year only if and to the extent the awards are earned on account of the attainment of the performance goals applicable to such year (including continued employment during the year). The only exceptions to this rule apply if employment terminates by reason of death or disability during a year, in which case a prorated award may be paid, or if a Change of Control (as defined in Owens Corning's amended Stock Performance Incentive Plan) occurs during a year, in which case an award equal to one half of the participant's participating salary (as determined by the Committee) or, if higher, an award based on projected performance, will be paid. If a participant's employment terminates for any reason other than death or disability during a year, any award for such year will be forfeited. However, a prorated award may also be paid after the year if employment terminates by retirement during the year, but only if such a payment will not prevent awards from qualifying as "performance-based" compensation in the absence of any termination of employment. The Committee may not increase the amount of compensation payable under the CIP Terms upon attainment of the performance goals.

  The Committee may amend or terminate the CIP Terms without stockholder approval at any time.

  The following table sets forth the awards that will be paid in 2000 to the Named Executive Officers, and to all current executive officers as a group, pursuant to the CIP Terms if the performance goals established by the Committee for 1999 are attained at target/plan level and there is no interruption of the executive officer's employment during 1999 (other than Mr. Dana, who retired at the end of 1998 and is not eligible for an award). Awards in excess of those provided under the Prior Terms are payable only if stockholders approve this Proposal.

                               New Plan Benefits

                                   CIP Terms

                                                              Dollar Value ($)
                                                              -----------------
                                                              1999 Target/Plan
Name and Position                                             Award Opportunity
-----------------                                             -----------------
Glen H. Hiner, Chairman and Chief Executive Officer..........       946,562*
Maura J. Abeln, Senior Vice President, General Counsel and
 Secretary...................................................       337,500*
Domenico Cecere, Senior Vice President and President, North
 America Building Materials Systems Business.................       371,250*
J. Thurston Roach, Senior Vice President and Chief Financial
 Officer.....................................................       350,625*
Charles H. Dana, Former Executive Vice President.............             0
Executive Group (5 persons)..................................     2,265,312*

--------
   * Represents the award opportunity at target/plan level for plan year 1999 if there is no interruption in the executive officer's employment (other than Mr. Dana) and specified target levels of performance are attained but not exceeded. If maximum levels of performance are attained or exceeded, the award opportunities for the Named Executive Officers and executive group will equal 320% of their respective amounts shown in the table. If minimum levels of performance are not attained, none of the amounts shown in the table will be earned. Amounts earned are subject to reduction at the discretion of the Committee.

  Any other amounts that will be received by or allocated to any person in future years pursuant to the CIP Terms are not determinable at the present time, as all such determinations will be based on the establishment of performance objectives and the degree of attainment of those objectives, as determined by the Committee in its sole discretion, subject to the provisions of the CIP Terms.

  The CIP Terms will be approved if this proposal receives the affirmative vote of a majority of the votes cast at the Annual Meeting.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2.

PROPOSAL 3. APPROVAL OF THE ACTION OF THE BOARD OF DIRECTORS IN SELECTING ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors upon the recommendation of the Audit Committee has selected the firm of Arthur Andersen LLP as independent public accountants for Owens Corning for the year 1999. That firm has acted as independent public accountants for Owens Corning since 1938. If the stockholders do not approve this selection, the Board of Directors will consider selecting and employing some other firm of well-known independent public accountants for 1999.

  Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to stockholders' questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 3.

PROPOSAL 4. STOCKHOLDER PROPOSAL CONCERNING SHAREHOLDER RIGHTS PLAN

  Owens Corning has been notified that the Central Pension Fund of the International Union of Operating Engineers and Participating Employers intends to present the shareholder proposal set forth below for consideration at the Annual Meeting. Owens Corning will promptly furnish the address and stock ownership of such proponent to any stockholder who requests same by oral or written request to the Secretary of Owens Corning at Owens Corning World Headquarters, Toledo, Ohio 43659.

  Approval of Proposal 4 requires the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board of Directors recommends that you vote against this proposal for the reasons described in its Statement in Opposition, which is set forth immediately below the text of the proponent's proposal and supporting statement.

                             "SHAREHOLDER PROPOSAL

    BE IT RESOLVED: That the shareholders of Owens Corning Inc. ("Company") urge the Board of Directors to redeem the shareholder rights issued pursuant to the Shareholder Rights Plan (adopted by the Board of Directors in December, 1996) unless said Plan is approved by a majority of the voting shares at a meeting of shareholders held as soon as is practical.

                              SUPPORTING STATEMENT

    We strongly believe that the Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. The Company's Shareholder Rights Plan (commonly know as a "poison pill") is a powerful anti-takeover device which effectively prevents a change in control of the Company without the approval of the board of directors, despite a level of performance which may adversely affect shareholder value.

    Owens Corning's poison pill inhibits a potential bidder of Company stock when they own, or announce that they will acquire, 15% or more of the outstanding common stock of the Company. Triggering the poison pill has the effect of substantially injuring the bidder by allowing our Board to unilaterally cut by 50% the value of Company shareholdings held by such a person. Such a situation, we believe, precludes shareholders of Owens Corning from exercising their ownership rights in assessing offers from potential bidders.

    The poison pill forces potential investors to negotiate acquisitions with management, instead of making their offer directly to shareholders. We strongly believe that it is the shareholders (who are the owners of the Company), not the directors and managers (who merely act as agents for the owners), who should have the right to decide what is or is not a fair price for their shareholdings.

    The argument that our directors need a poison pill in order to negotiate a better offer from potential bidders or prevent so-called "abusive takeover practices" is unpersuasive. In the past several years, proposals to redeem or allow shareholder votes on poison pills have received majority support at numerous U.S. publicly-traded companies including Advanced Micro Devices, Intel, Ryder and Wellman. Moreover, since 1990 Philip Morris, Time Warner, United Technologies and Lockheed have voluntarily redeemed their poison pills. None of these companies have experienced any adverse impact attributable to redemption of their poison pills.

    Poison pills can pose such an obstacle to a takeover that management becomes entrenched. We believe that the entrenchment of management, and the lack of accountability that results, can adversely affect shareholder value. While it is impossible to assess the degree to which the poison pill may inhibit performance, it is indisputable that a poison pill effectively deters attempts by shareholders to remove the current board and its management team for nonperformance. Redemption of Owens Corning's pill would allow shareholders to consider all tender offers, not just those endorsed by incumbent management.

    We urge you to VOTE FOR this proposal."

           BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO PROPOSAL 4

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4 FOR THE FOLLOWING REASONS:

  The purpose of Owens Corning's shareholder rights plan is to preserve and maximize the company's value for all stockholders. The plan is designed to protect stockholder interests in the event that Owens Corning is confronted with coercive or unfair takeover tactics in connection with an unsolicited offer to acquire the company. The plan offers protection from offers that do not treat all stockholders equally, acquisitions in the open market of shares constituting control without offering fair value to all stockholders, and other coercive or unfair takeover tactics that could impair the Board of Directors' ability to represent stockholder interests fully. The plan is not intended to prevent a takeover on terms that are fair and equitable to all stockholders, nor is it intended as a deterrent to a stockholder's initiation of a proxy contest.

  Shareholder rights plans similar to Owens Corning's have been adopted by a majority of the companies in the S&P 500. According to a study released in November 1997 by Georgeson & Company Inc., a nationally recognized proxy solicitation and investor relations firm, shareholders of companies with shareholder rights plans received $13 billion in additional takeover premiums during the five-year period from 1992 to 1996, and shareholders of companies without shareholder rights plans gave up $14.5 billion in potential value. The study also found that (1) premiums paid to acquire target companies with shareholder rights plans were on average 8 percentage points higher than premiums paid for target companies that did not have such plans, (2) the presence of a shareholder rights plan at a target company did not increase the likelihood of the defeat of a hostile takeover bid nor the withdrawal of a friendly bid, and (3) shareholder rights plans did not reduce the likelihood that a company would become a takeover target.

  Owens Corning stockholders in fact have actually benefited because Owens Corning had a shareholder rights plan. In 1986, Owens Corning was the subject of a hostile takeover bid. As the result of the existence of the shareholder rights plan then in effect, the Board of Directors had sufficient time to evaluate the bid, to explore possible alternatives, and ultimately to develop and propose to stockholders a financially superior recapitalization plan that included continued stockholder ownership of the company. The hostile takeover bid was withdrawn by the bidder following announcement of the Board's recapitalization plan, which was subsequently approved by Owens Corning's stockholders. The cash and securities received by the company's stockholders under the recapitalization plan, valued on November 6, 1986, the first trading day after the recapitalization, was more than 10% higher than would have been received under the takeover bid. The Board of Directors believes that if the shareholder rights plan had not been in effect in 1986, it would not have had adequate time to develop the recapitalization plan and, accordingly, it is likely that the hostile bid would have been successful, with the result that the bidder, rather than Owens Corning's stockholders, would have enjoyed the full value of the company.

  Consequently, the Board of Directors believes that the value and wisdom of a shareholder rights plan to Owens Corning has been proven. The Board believes that the appropriate time to consider redemption of the rights issued under Owens Corning's shareholder rights plan would be at the time, and in the context, of a specific acquisition proposal and that to redeem the rights at this time would leave Owens Corning's stockholders unprotected in the face of any unsolicited takeover attempt and could reduce long-term value for the company's stockholders.

  FOR THE REASONS OUTLINED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4.

OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those mentioned above. However, if other matters come before the meeting, it is intended that the holders of the proxies will vote on them in their discretion.

Stockholder Proposals For 2000 Annual Meeting

  In order to be considered for inclusion in Owens Corning's proxy statement and form of proxy relating to the 2000 annual meeting of stockholders, a stockholder proposal must be received by the Secretary of Owens Corning at Owens Corning World Headquarters, Toledo, Ohio 43659 on or before November 18, 1999. Under Owens Corning's by-laws, notice of a stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 is untimely if delivered to the Secretary of Owens Corning at the address shown above less than 60 days prior to the meeting. The Corporate Governance Committee will consider nominees for the Board recommended by stockholders. Any stockholder desiring to recommend a nominee should write to the Secretary of Owens Corning at the address shown above.

Annual Report

  An annual report including financial statements for the year ended December 31, 1998 ("Annual Report to Stockholders") has been mailed to all stockholders of record as of February 23, 1999, the Record Date for the Annual Meeting.

Form 10-K Report

  Owens Corning will provide without charge to any person who was a beneficial owner of common stock on February 23, 1999 a copy of Owens Corning's Annual Report on Form 10-K for 1998, as filed with the Securities and Exchange Commission. Requests should be addressed to Owens Corning, Document Center 3, One Owens Corning Parkway, Toledo, Ohio 43659.

Solicitation of Proxies

  Proxies will be solicited on behalf of the Board of Directors by mail, telephone, or in person. Solicitation costs will be paid by Owens Corning. Copies of proxy material and of the Annual Report to Stockholders will be supplied to banks, brokerage houses and other custodians, nominees and fiduciaries for the purpose of soliciting proxies from beneficial owners. Owens Corning will reimburse such parties for their reasonable expenses in this effort.

  Owens Corning has employed Georgeson & Company Inc. to assist in soliciting proxies at a fee of $12,000, plus distribution costs and other expenses.

Voting Procedures

  The holders of a majority of shares entitled to vote at the Annual Meeting must be present in person or represented by proxy in order to constitute a quorum. All shares represented by duly executed proxies will be voted for the election of the nominees named in Proposal 1 as directors unless authority to vote for the proposed slate of directors or any individual director has been withheld. If for any unforeseen reason any of such nominees should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate or candidates as may be nominated by the Board of Directors. With respect to Proposals 2, 3 and 4, shares will be voted for or against, or abstained from voting, as specified on each proxy. If no choice is indicated, a proxy will be voted for Proposals 2 and 3 and against Proposal 4. Broker non-votes and abstentions will have no effect on the outcome of the Proposals.

Voting Securities

  Stockholders of record at the close of business on February 23, 1999 will be eligible to vote at the Annual Meeting. The voting securities of Owens Corning consist of its $0.10 par value common stock, of which 54,351,085 shares were outstanding on the Record Date. Each share outstanding on the Record Date will be entitled to one vote.

                                                                      EXHIBIT A

                                 OWENS CORNING

    Corporate Incentive Plan Terms Applicable to Certain Executive Officers

                  (As amended and restated, January 1, 1999)

1. Application

  Set forth below are the annual incentive plan terms applicable to those employees of Owens Corning (the "Company"), its subsidiaries and affiliates who are executive officers of the Company and whose annual incentive compensation for any taxable year of the Company commencing on or after January 1, 1999 the Committee (as hereafter defined) anticipates would not be deductible by the Company in whole or in part but for compliance with section 162(m)(4)(C) of the Internal Revenue Code of 1986 as amended ("162(m) Covered Employee"), including members of the Board of Directors who are such employees. Such terms are hereafter referred to as the "Plan" or "Corporate Incentive Plan".

2. Eligibility

  All 162(m) Covered Employees shall be eligible to be selected to participate in this Corporate Incentive Plan. The Committee shall select the 162(m) Covered Employees who shall participate in this Plan in any year no later than 90 days after the commencement of the year (or no later than such earlier or later date as may be the applicable deadline for the compensation payable to such 162(m) Covered Employee for such year hereunder to qualify as "performance-based" under section 162(m)(4)(C) of the Internal Revenue Code of 1986 as amended (the "Code")). Selection to participate in this Plan in any year does not require the Committee to, or imply that the Committee will, select the same person to participate in the Plan in any subsequent year.

3. Administration

  The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Board"), or by another committee appointed by the Board consisting of not less than two (2) Directors who are not Employees (the "Committee"). The Committee shall be comprised exclusively of Directors who are not Employees and who are "outside directors" within the meaning of Section162(m)(4)(C) of the Code. To the extent permitted by law, the Committee may delegate its administrative authority with respect to the Corporate Incentive Plan and, in the event of any such delegation of authority, the term "Committee" as used in this Plan shall be deemed to refer to the Committee's delegate as well as to the Committee. The Committee shall, subject to the provisions herein, select employees to participate herein; establish and administer the performance goals and the award opportunities applicable to each participant and certify whether the goals have been attained; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and make all other determinations which may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them.

4. Establishment of Performance Goals and Award Opportunities

  No later than 90 days after the commencement of each year commencing on or after January 1, 1999 (or by such earlier or later date as may be the applicable deadline for compensation payable hereunder for such year to qualify as "performance-based" under section 162(m)(4)(C) of the Code), the Committee shall establish in writing the method for computing the amount of compensation which will be payable under the Plan to each participant in the Plan for such year if the performance goals established by the Committee for such year are attained in whole or in part and if the participant's employment by the Company, its subsidiaries and affiliates continues without interruption during that year. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals. No provision hereof is intended to preclude the Committee from exercising negative discretion with respect to any award hereunder, within the meaning of the Treasury regulations under Code section 162(m).

  No later than 90 days after the commencement of each year commencing on or after January 1, 1999 (or by such earlier or later date as may be the applicable deadline for compensation payable hereunder for such year to qualify as "performance-based" under section 162(m)(4)(C) of the Code), the Committee shall establish in writing the performance goals for such year, which shall be based on any of the following performance criteria, either alone or in any combination, and on either a consolidated or business unit level, as the Committee may determine: sales, net asset turnover, earnings per share, cash flow, cash flow from operations, operating profit, net operating profit, net income, income from operations, operating margin, net income margin, return on net assets, return on total assets, return on common equity, return on total capital, shareholder value added, total shareholder return, common stock price appreciation, total shareholder return relative to a defined marketplace, receivables growth, debt to equity ratios, earnings to fixed charges ratios, introduction of new products and/or services, or developing and/or implementing action plans or strategies. The foregoing criteria shall have any reasonable definitions that the Committee may specify at the time such criteria are adopted, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuance of convertible debt securities); expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of asbestos activities and settlements. Any such performance criterion or combination of such criteria may apply to the participant's award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify. Extraordinary items, such as capital gains and losses, which affect any performance criterion applicable to the award (including but not limited to the criterion of net income) and which are required to be taken into account for purposes of Owens Corning's financial statements under generally accepted accounting principles, shall be excluded or included in determining the extent to which the corresponding performance goal has been achieved so that the integrity and intent of the performance goal are maintained.

5. Maximum Award

  The maximum dollar amount that may be paid to any participant under the Plan for any year is $4 million.

6. Attainment of Performance Goals Required

  Awards shall be paid under this Plan for any year solely on account of the attainment of the performance goals established by the Committee with respect to such year, within the meaning of applicable Treasury regulations. Awards shall also be contingent on continued employment by the Company, its subsidiaries and affiliates during such year. The only exceptions to these rules apply in the event of termination of employment by reason of death or Disability, or in the event of a Change of Control of the Company (as such terms are defined in the Company's Stock Performance Incentive Plan as amended and restated on January 1, 1999 ("SPIP")), during such year, in which case the following provisions shall apply. In the event of termination of employment by reason of death or Disability during a Plan year, an award shall be payable under this Plan to the participant or the participant's estate for such year, which shall be adjusted, pro-rata, for the period of time during the Plan year the participant actually worked. In the event of a Change of Control during a Plan year and prior to any termination of employment, incentive awards shall be paid under the Plan at the higher of
(a) one half of participating salary for such year (as determined by the Committee), or (b) projected performance for the year, determined at the time the Change of Control occurs. An additional exception shall apply in the event of termination of employment by reason of Retirement (as defined in the SPIP) during a Plan year, but only if and to the extent it will not prevent any award payable hereunder (other than an award payable in the event of death, Disability, Change of Control or Retirement) from qualifying as "performance-based compensation" under section 162(m)(4)(C) of the Code. Subject to the preceding sentence, in the event of termination of employment by reason of Retirement during a Plan year an award may but need not (as the Committee may determine) be payable under this Plan to the participant, which shall be adjusted, pro-rata, for the period of time during the Plan year the participant actually worked. A participant whose employment terminates prior to the end of a Plan year for any reason not excepted above shall not be entitled to any award under the Plan for that year.

7. Shareholder Approval and Committee Certification Contingencies; Payment of Awards

  Payment of any awards under this Plan shall be contingent upon shareholder approval, prior to payment, of the material terms of the performance goals under which the awards are to be paid, in accordance with applicable Treasury regulations under Code section 162(m). Unless and until such shareholder approval is obtained, no award shall be paid pursuant to this Plan. Subject to the provisions of paragraph 6 above relating to death, Disability, Change of Control and Retirement, payment of any award under this Plan shall also be contingent upon the Compensation Committee's certifying in writing that the performance goals and any other material terms applicable to such award were in fact satisfied, in accordance with applicable Treasury regulations under Code section 162(m). Unless and until the Committee so certifies, such award shall not be paid. Unless the Committee provides otherwise, (a) earned awards shall be paid promptly following such certification, and (b) such payment shall be made in cash (subject to any payroll tax withholding the Company may determine applies). Any amount payable to a participant hereunder shall be in addition to any annual incentive compensation to which the participant may be contractually entitled for such year pursuant to an employment agreement with the Company, unless such employment agreement provides otherwise.

8. Amendment or Termination

  The Committee may amend, modify or terminate this Plan at any time, provided that a termination or adverse modification shall only become effective 30 days after written notice thereof is given to each participant. Each participant shall be eligible to receive the incentive compensation to which the participant would have been otherwise entitled but for such termination or modification, pro-rata for the period of the Plan year prior to the termination or modification.

9. Interpretation and Construction

  Any provision of this Plan to the contrary notwithstanding, (a) awards under this Plan are intended to qualify as performance-based compensation under Code
Section 162(m)(4)(C), and (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any participant's employment, which shall remain

"employment at will" unless an employment agreement between the Company and the participant provides otherwise. Both the participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.

10. Governing Law

  The terms of this Plan shall be governed by the laws of the State of Delaware, without reference to the conflicts of laws principles of that state.

_______________________________________________________________________________


INSTRUCTION CARD                                        [LOGO OF OWENS CORNING]
                ANNUAL MEETING OF STOCKHOLDERS, APRIL 22, 1999
                                 OWENS CORNING

                        Savings and Profit Sharing Plan
                        Savings and Security Plan

To Fidelity Management Trust Company, Trustee* of the Plans:

  Receipt of proxy soliciting material for above meeting is acknowledged. You are directed to vote the number of shares reflecting my interest in each of the Plans on February 23, 1999, the record date for the meeting and any ad-journment thereof, and to effect that vote by executing a proxy or proxies in the form solicited by the Board of Directors of Owens Corning, as indicated on the reverse side.

            THIS INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE
                        PLEASE SIGN AND RETURN PROMPTLY

  The Trustee of each Plan will vote shares for which an executed Instruction Card is not received in the same proportion as the shares for which instruc-tions have been received for such Plan. Card must be received by April 19, 1999.

*ChaseMellon has been appointed Agent to tally the votes.
      (Continued, and to be marked, dated and signed, on the other side)

-------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

--------------------------------------------------------------------------------
                                                         INSTRUCTION CARD
                                                         Please mark
                                                         your votes as
                                                         indicated in
                                                         this example   [X]

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

Item 1-Election of the following nominees          FOR  WITHHELD FOR ALL
as Directors: Curtis H. Barnette, Ann Iverson,     [_]       [_]
W. Walker Lewis, and Furman C. Moseley, Jr.

WITHHELD FOR: (Write that nominee's name in the space provided below).

--------------------------------------------------------------------------------

The Board of Directors recommends a vote AGAINST Item 4.

Item 2-To approve the amended and restated         FOR  AGAINST  ABSTAIN
Corporate Incentive Plan Terms Applicable          [_]    [_]      [_]
To Certain Executive Officers.


Item 3-To approve the action of the Board of       FOR  AGAINST  ABSTAIN
Directors in selecting Arthur Andersen LLP as      [_]    [_]      [_]
independent public accountants for the year 1999.


Item 4-Stockholder proposal concerning             FOR  AGAINST  ABSTAIN
shareholder rights plan.                           [_]    [_]      [_]

Item 5-To act in their discretion on such other matters as may come before said meeting or any adjournment thereof.

I hereby authorize Fidelity Management Trust Company, as Trustee under the Owens Corning Savings and Profit Sharing Plan and Savings and Security Plan, to vote the shares of Owens Corning Common Stock held for my account under said Plans.

Signature(s) ________________________________________     Date ________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


TO PARTICIPANTS IN SAVINGS PLANS                         [LOGO OF OWENS CORNING]
HOLDING OWENS CORNING COMMON STOCK

  The Annual Meeting of Owens Corning Stockholders will be held Thursday, April 22, 1999, 2 p.m., at One Owens Corning Parkway, Toledo, Ohio.

  Through your plan participation, you are the beneficial owner of Owens Corning stock. As a participant in the plan, you have the right to instruct your Trustee to vote your shares in accordance with your wishes. Your voting instructions are completely confidential. The above instruction card is provided for this purpose.

  I look forward to seeing you at our annual meeting, Thursday, April 22, 1999 in Toledo.

                                       Sincerely,

                                       /s/ [SIGNATURE LOGO]

_______________________________________________________________________________

PROXY                                                   [LOGO OF OWENS CORNING]
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, APRIL 22, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OWENS CORNING

  The undersigned stockholder(s) of Owens Corning hereby appoints GLEN H. HIN-ER, W. WALKER LEWIS and FURMAN C. MOSELEY, JR., and each of them, with full power of substitution and revocation (the action of a majority of them or their substitutes present and acting, or if only one be present and acting then the action of such one, to be in any event controlling), proxies of the undersigned with all powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of Owens Corning to be held April 22, 1999, or any adjournment thereof, hereby revoking any other proxy heretofore given.

   This Proxy when properly executed will be voted in the manner directed on the reverse side by the undersigned stockholder(s). If no direction is made, this Proxy will be voted for the nominees named in Item 1 and the Proposals referred to in Items 2 and 3 and against the Proposal referred to in Item 4.

      (Continued, and to be marked, dated and signed, on the other side)

-------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

--------------------------------------------------------------------------------

                                                           PROXY
                                                           Please mark
                                                           your votes as
                                                           indicated in
                                                           this example    [X]

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

Item 1-Election of the following nominees as      FOR  WITHHELD FOR ALL
Directors: Curtis H. Barnette, Ann Iverson,       [_]        [_]
W. Walker Lewis, and Furman C. Moseley, Jr.

WITHHELD FOR: (Write that nominee's name in the space provided below).

------------------------------------------------------------------------------


The Board of Directors recommends a vote AGAINST Item 4.

Item 2-To approve the amended and restated         FOR  AGAINST  ABSTAIN
Corporate Incentive Plan Terms Applicable          [_]    [_]      [_]
To Certain Executive Officers.

Item 3-To approve the action of the Board of       FOR  AGAINST  ABSTAIN
Directors in selecting Arthur Andersen LLP as      [_]    [_]      [_]
independent public accountants for the year 1999.

Item 4-Stockholder proposal concerning             FOR  AGAINST  ABSTAIN
shareholder rights plan.                           [_]    [_]      [_]

Item 5-To act in their discretion on such other matters as may come before said meeting or any adjournment thereof.


Signature(s) ________________________________________     Date ________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .